AudioStocks
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SERVICES AGREEMENT

This agreement (the "Agreement") is entered into on March 10, 2008 in order to induce AudioStocks, Inc., a Delaware corporation ("AudioStocks"), to perform substantially all of the following services (hereinafter "Services") for American Scientific Resources, Inc. ("Participant").

A. **Services**.

- Participant will be introduced to AudioStocks' broker dealer, market maker, investment bank and institutional relationships.
- AudioStocks may contract, manage and coordinate with additional firms in an effort to maximize shareholder development and market awareness and deliver the services through multiple marketing channels.
- A feature placement on the www.AudioStocks.com and StockVert.com website.
- Participant will be featured in search results presented by StockVert.com based on the factors listed in ***Exhibit A***.
- Interviewing key executives one-on-one by an AudioStocks. financial reporter. A press release shall be approved and issued by the Participant over the major news and financial newswires directing investors to the Participant's section of the AudioStocks.com website which will list a brief profile, key products and services that Participant offers, and have all of the latest Participant press releases.
- Up to eight (8) AudioNews™ interviews.
- Direct e-mail to targeted opt-in interest-based groups.
- Daily access to a personal shareholder communications manager.
- AudioStocks will assist Participant with the development of a Press Release plan, including drafting individual press releases and publishing such releases with newswire services. Newswire service charges shall be paid by Participant.
- A corporate fact sheet will be distributed via e-mail to AudioStocks.com opt-in users.
- Posting of Participant corporate documents on the AudioStocks website.
- Posting of Participant logo, executive photographs and biographies.
- AudioStocks shall provide Participant with reports, enabling Participant to track visitors to the AudioStocks.com and StockVert.com websites. AudioStocks will track the number of people that have either visited Participant's links, the specific titles of and numbers of press releases that have been accessed, and the number of people that have requested information about Participant. Participant will also be provided with reports on pertinent StockVert.com traffic information.
- We will assign a member of the AudioStocks team to act as the Participant's shareholder communications account executive. The account executive will be in charge of managing the day-to-day aspects of the AudioStocks strategy, including receiving telephone inquiries about Participant and following up with those parties that have made inquiries.
- We will assist Participant in improving its positioning on internet search engines by focusing on a limited set of keywords. Participant shall provide AudioStocks with all necessary collateral for the execution of this task.
- Participant and following up with those parties that have made inquiries.

________AudioStocks ________Participant

B. **Consideration**. In consideration of AudioStocks, Inc. providing the aforementioned Services, Participant shall tender payment(s) (hereinafter referred to as "Compensation") as follows:

	No. of Shares/Dollars	Due Date
Tradable Participant Common Stock	WAIVED	WAIVED
Restricted Participant Common Stock	2,000,000 shares	On or before March 18, 2008
Cash	$4,500	On or before March 18, 2008

C. **Term of the Agreement**. This Agreement shall commence on the date first set forth above and shall terminate 360 days thereafter. During the term of this Agreement, in the event of a material breach of this Agreement by AudioStocks, the Participant may send written notice to AudioStocks advising of such material breach. Upon receipt of such notice from the Participant, AudioStocks shall have thirty (30) days to cure such material breach. This Agreement may be terminated by the Participant only upon written notice to AudioStocks and AudioStocks' failure to cure said material breach within thirty (30) days from receipt of said notice.

D. **Other Terms**. Due to the restricted nature of the Compensation provided to AudioStocks and the fact the Services provided, as defined in Section A herein, are front-end loaded and substantial efforts are expended in commencing such Services, AudioStocks does not offer, and this Agreement does not provide for, any refunds after ten (10) days subsequent to AudioStocks commencing performance of the Services under this Agreement. Once Compensation has been issued and tendered (and physically received by AudioStocks), such Compensation shall be irrevocable and considered earned, due and payable to AudioStocks, without any security interests, liens, claims or other encumbrances. Compensation shall be issued to AudioStocks pursuant to a valid Participant Board of Directors resolution. AudioStocks does not offer any refunds subsequent to AudioStocks commencing performance under this Agreement. Any dispute arising in connection with this Agreement shall be resolved by litigation filed in Superior Court in the County of San Diego, State of California. Any such litigation shall be adjudicated in accordance with the laws of the State of California ***in a "bench trial" before a judge***. **Both AudioStocks and Participant expressly waive their right to a jury trial.**

E. **Registration Rights**. Not less than one hundred percent (100%) Compensation tendered to AudioStocks or its principals or agents shall be registered in any legally permissible registration statement filed by the Participant any time after 180 days from the date of this agreement. Participant shall pay for all costs and fees associated with the registration of any AudioStocks common shares, including common shares held by AudioStocks affiliates and agents.

F. **Necessary Acts**. Each party to this Agreement agrees to perform any additional acts that are reasonably necessary to carry out the provisions of this Agreement.

________AudioStocks ________Participant

G. **Transfer Agent Instructions**. Participant shall perform any additional acts that are reasonably necessary to carry out the subsequent split to additional parties of any certificates issued to AudioStocks as Compensation under this Agreement.

H. **Costs**. Participant aggress to pay to AudioStocks, in addition to the Compensation described in Section B herein, all costs and expenses incurred in performing services described in this Agreement. Such costs and expenses may include, without limitation, telephone, messenger, delivery, postage, computer research, travel related expenses such as parking, airfare, meals, and hotel, photocopying and other such reproduction charges and other similar items. AudioStocks shall be obligated to confer with the Participant prior to any expenditure in excess of $250.00 in the aggregate.

I. **Covenant to Accept or Issue Opinion Letter**. When any Compensation shares become sellable pursuant to the Securities Act of 1933 (the "Act") AudioStocks shall have the option to either (i) provide the Participant's transfer agent with an opinion letter related to the sale of Compensation shares from AudioStocks' counsel of choosing, which the Participant hereby expressly authorizes the Participant's transfer agent to accept, or (ii) demand, at no cost to Audiostocks, Participant deliver to Audiostocks any opinion letter related to the sale of Compensation shares permissible in the opinion of the Participant's legal counsel pursuant to the Act. Any delay in the acceptance or issuance of an opinion letter required to initiate the sale of any Compensation shares may result in financial harm to AudioStocks

J. **Covenant Not to Stop or Delay Transfer**. Participant hereby covenants and promises that it shall not issue a stop transfer order on any Compensation shares, and that it shall not otherwise impede, delay or commence any action that would delay the transfer or the ultimate sale, resale or delivery of any common shares, including restricted common shares, underlying the Compensation. Participant hereby warrants to the transfer agent of record at the time the Compensation shares are submitted for restriction removal pursuant to Section I herein, that such a removal of restriction and subsequent transfer is a "routine" transfer as defined in the Securities Exchange Act of 1934.

K. **Execution of the Agreement**. AudioStocks and the party executing this Agreement on behalf of the Participant represent and warrant that they have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated herein. All lawfully required corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by Participant and of this Agreement. This Agreement has been duly and validly executed and delivered by Participant and the Participant's board of directors and constitutes the valid and binding obligations of Participant, enforceable in accordance with the aforementioned terms. Upon delivery of this Agreement to AudioStocks, this Agreement will constitute the valid and binding obligations of Participant, and will be enforceable in accordance with their respective terms. Participant acknowledges that they have been given adequate time to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

________AudioStocks ________Participant

Agreed to:

For AudioStocks, Inc.

Printed Name	Luis Leung
Title	President

For American Scientific Resources, Inc.

Printed Name	Christopher F. Tirotta, MD, MBA
Title	Chief Executive Officer

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME. Please Fax to AudioStocks at 760-804-8845.

EXHIBIT A

Optimization and exposure in StockVert.com will be based on the following factors:

- **Participant's SIC Code**: Participant will be displayed as a featured link on Stockvert.com whenever a search result presents the user with a company with the identical SIC Code of the Participant;

- **Competitors**: Participant will be displayed as a featured link on Stockvert.com whenever one of its competitors is found and displayed in our search results;

- **Participant's Stock Price Per Share**: Participant shall be displayed as a featured link on Stockvert.com when the stock price of a company displayed in a search result matches the Participant's stock price within a _25%_ variance;

- **Autocomplete Matches:** When users type search keywords in the search box, if there is a match with Participant's company name, ticker symbol, executive names or industry, Participant shall be displayed in a preferential position in the autocomplete list.

- **Product/Services and Other Keywords:** Participant shall choose up to __20__ keywords and terms to be optimized within StockVert.com. Whenever users type such keywords in the search box, Participant's link shall be featured in the search results.

________AudioStocks ________Participant